Exhibit 10.3

PROMISSORY NOTE

Bensata Corp.

$475,000	June 29, 2012

For value received, the undersigned Valleybrook Enterprises, (the “Borrower”), a Wyoming Corporation, hereby promises to pay to the order of Bensata Corp., Inc., a Wyoming Corporation, in lawful money of the United States of America, the sum of Four Hundred Seventy-five Thousand Dollars ($475,000), together with interest from the date hereof on the principal balance outstanding from time to time at the rate of 6% interest per annum simple interest.

This Note shall be due and payable on July 1, 2013. Payments on the note may be made without penalty at any time prior to the Due Date. With each payment being credited first to interest and then to principal. If this Note is not paid on the maturity date, the Note shall automatically be in default without requirement of notice or presentment and all interest and principal remaining unpaid shall immediately be due and payable in full. The Borrower reserves the right to prepay this Note (in whole or in part) prior to the maturity date with no prepayment penalty.

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney’s fees, whether or not a lawsuit is commenced as part of the collection process. If any of the following events of default occur prior to the maturity date, this Note shall become due immediately, without demand or notice:

1)	the failure of the Borrower to pay the principal and all accrued interest in full on or before the maturity date; or
2)	the filing of bankruptcy proceeding by or against the Borrower, as a debtor, or the appointment of a receiver for the Borrower, or the making of a general assignment for the benefit of the Borrower’s creditors, provided that such proceeding is not dismissed within a period of sixty (60) days from date of notice to Borrower.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative. The Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of the Note shall affect the liability or the obligations of the Borrower hereunder. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender’s option. This Note shall be construed in accordance with the laws of the State of Wyoming.

If the date for any payment on this Note, including the maturity date, falls on Saturday, Sunday or a national holiday in the State of Wyoming, then for all purposes of this Note the same shall be deemed to have fallen on the next following business day, and such extension of time shall in such case be included in the computation of interest.

Executed on the Date first set forth above.

Valleybrook Enterprises, Inc.

By:	//s//Kathryn Gilchrist

Title: President